Exhibit 99.1


                ARTICLE VII OF THE BYLAWS OF MICROLOG CORPORATION



                                   ARTICLE VII

                   Indemnification and Limitation of Liability
                   -------------------------------------------

                7.01 Limitation of Liability. To the fullest extent permitted by the laws of the Commonwealth of Virginia, as presently in effect or as the same hereafter may be amended and supplemented, in any proceeding brought by a shareholder in the right of the corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the sum of one dollar. The liability of an officer or director shall not be limited as provided in this Section 7.01 if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

                7.02  Obligation  to  Indemnify.  The  corporation  shall to the fullest  extent  permitted  by the  laws of the  Commonwealth  of  Virginia,  as presently in effect or as the same hereafter may be amended and supplemented, indemnify an individual who is or was a director or officer of the corporation and who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of the criminal law. The corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in Sections 7.02 through 7.05 of this Article VII.

                7.03 Advances. Unless a determination has been made that indemnification is not permissible, the corporation shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described in Section 7.02 of this Article VII upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment.

                7.04 Determinations Concerning Indemnification. The determination that indemnification under this Article VII is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law; provided, however, that if a majority of the directors of the corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination, authorization and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Special legal counsel selected to make determinations under this Section
7.04 may be counsel for the corporation. The termination of a proceeding by judgment, order, settlement,


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conviction,  or upon a plea of nolo  contendere or its  equivalent  shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification.

                7.05 Definition of Director and Officer. For the purposes of this Article VII, every reference to a director and officer shall include, without limitation, (i) every director and officer of the corporation, (ii) an individual who, while a director or officer, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (iii) an individual who formerly was a director or officer of the corporation or occupied any of the other positions referred to in clause (ii) of this Section 7.05, and (iv) the estate, personal representative, heirs, executors and administrators of a director or officer of the corporation or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the corporation shall be deemed service at the request of the corporation. A director or officer shall be deemed to be serving an employee benefit plan at the corporation's request if such director's or officer's duties to the corporation also impose duties on, or otherwise involve services by, such director or officer to the plan or to participants in or beneficiaries of the plan.

                7.06 Indemnification of Other Persons. The corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Sections 7.02 through 7.05 of this Article VII, provide indemnification and make advances and reimbursements for expenses to its employees and agents and any person servicing any other entity in any capacity at the request of the corporation, and may contract in advance to do so.

                7.07 Additional Indemnification. Indemnification pursuant to this Article VII shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the corporation and indemnification under policies of insurance purchased and maintained by the corporation or others. No person shall be entitled to indemnification by the corporation, however, to the extent such person is actually indemnified by another entity, including an insurer. In addition to any insurance which may be maintained on behalf of any director, officer or other person, the corporation is authorized to purchase and maintain insurance against any liability it may have under this Article VII to protect any of the persons named above against any liability arising from their service to the corporation or any other entity at the corporation's request, regardless of the corporation's power to indemnify against such liability. The provisions of this Article VII shall not be deemed to preclude the corporation from entering into contracts otherwise permitted by law with any individuals or entities other than those named in this Article VII.

                7.08 Applicability. The provisions of this Article VII shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before such adoption. No amendment, modification or repeal of this Article VII shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal. If any provision of this Article VII or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article VII, and to this end the provisions of this Article VII are severable.

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